EX-99.77Q1 OTHR EXHB
SUB-ITEM 77Q1(d):  CONSTITUENT INSTRUMENTS DEFINING THE RIGHTS OF THE HOLDERS OF ANY
NEW CLASS OF SECURITIES AND OF ANY AMENDMENTS TO CONSTITUENT INSTRUMENTS
REFERRED TO IN ANSWER TO SUB -ITEM 77I.

Amended Rule 18f-3 Multiple Class Plan for LoCorr Investment Trust (the "Trust") to
include a new Series for the Trust, the LoCorr Spectrum Income Fund, a fund with three share classes (Class A Shares, Class C Shares and Class I Shares), is incorporated herein by reference to Exhibit 99(N)(II) to Post-Effective Amendment No. 11 to the Trust's
registration statement on Form N-1A, filed on December 26, 2013, SEC Accession
Number 0000894189-13-007004 (File No. 811-22509).